                                                                   EXHIBIT 12.1

                           TCI COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

   CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS
                   (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

                                                                  NINE MONTHS
                                                                     ENDED
                                YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                          -------------------------------------- -------------
                           1996   1995   1994(B) 1993(B) 1992(B)  1997    1996
                          ------  -----  ------- ------- ------- -------  ----
Earnings (losses) before
 income taxes...........  $ (591)  (169)    226    164       47        5   (364)
Add:
 Interest on debt.......   1,041    971     784    738      815      803    770
 Interest portion of
  rentals...............      47     35      25     23       22       45     34
 Amortization of debt
  expense...............      15     14      12     12        9       12     11
 Distributions from and
  losses of less than
  50%-owned affiliates
  with debt not
  guaranteed by TCIC
  (net of earnings not
  distributed of less
  than 50%-owned
  affiliates)...........     244     33     (35)    23      (12)      47     39
 Minority interests in
  earnings (losses) of
  consolidated
  subsidiaries..........      72    (11)     12     13      277      127     43
 Elimination of
  preferred stock
  dividend requirements
  of consolidated
  subsidiaries to 50%-
  owned affiliates......     --     --      --     --      (250)     --     --
 Preferred stock
  dividend requirements
  of 50%-owned
  affiliates, other than
  dividends payable to
  TCIC..................     --     --      --     --       175      --     --
                          ------  -----   -----   ----    -----  ------- ------
Earnings available for
 combined fixed charges
 and preferred stock
 dividends..............  $  828    873   1,024    973    1,083    1,039    533
                          ======  =====   =====   ====    =====  ======= ======
Fixed charges:
 Interest on debt:
 TCIC and consolidated
  subsidiaries..........   1,041    962     777    731      718      803    760
 Less than 50%-owned
  affiliates with debt
  guaranteed by TCIC....     --       9       7    --       --       --      10
 Elimination of interest
  of consolidated
  subsidiaries to 50%-
  owned affiliates......     --     --      --     --       (36)     --     --
 TCIC's proportionate
  share of interest of
  50%-owned affiliates..     --     --      --       7      133      --     --
                          ------  -----   -----   ----    -----  ------- ------
                           1,041    971     784    738      815      803    770
Interest portion of
 rentals................      47     35      25     23       22       45     34
Amortization of debt
 expense................      15     14      12     12        9       12     11
Preferred stock dividend
 requirements of
 consolidated
 subsidiaries(a)........      24     10      10     14      281       56     16
Dividends on Company-
 obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts
 holding solely
 subordinated debt
 securities of a
 subsidiary.............      70    --      --     --       --        96     47
Preferred stock dividend
 requirements of
 TCIC(a)................      12    --      --       3       25       15     12
Elimination of preferred
 stock dividend
 requirements of
 consolidated
 subsidiaries to 50%-
 owned affiliates.......     --     --      --     --      (250)     --     --
Preferred stock dividend
 requirements of 50%-
 owned
affiliates, other than
 dividends payable to
 TCIC...................     --     --      --     --       175      --     --
Capitalized interest....      13     13      15      9        6        4      9
                          ------  -----   -----   ----    -----  ------- ------
Total fixed charges.....  $1,222  1,043     846    799    1,083    1,031    899
                          ======  =====   =====   ====    =====  ======= ======
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends..............     --     --     1.21   1.22     1.00     1.01    --
Deficiency..............  $ (394)  (170)    --     --       --       --    (366)
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(a) Preferred Stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.
(b) Amounts have been restated for the effect of the change in ownership percentages of and methods of accounting for certain investments.

  Fixed charges related to interest on debt of less than 50%-owned affiliates or unaffiliated persons guaranteed by TCIC have not been included in fixed charges as follows:

      Year ended December 31,
       1996................................................................   13
       1995................................................................    5
       1994................................................................    5
       1993................................................................   14
       1992................................................................    3
      Nine months ended September 30,
       1997................................................................   10
       1996................................................................    3
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